UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 20, 2005

GUARDIAN TECHNOLOGIES INTERNATIONAL, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	0-28238	54-1521616
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

21351 Ridgetop Circle, Suite 300, Dulles, Virginia  20166
(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code: (703) 654-6000

____________________________________________________
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 1.01

Entry Into a Material Definitive Agreement

On January 20, 2005, Guardian Technologies International, Inc. (the “Company”), entered into an agency agreement, effective January 14, 2005, with an investment bank to act as the Company’s non-exclusive placement agent with regard to sales of the Company’s securities in a private placement of up to $20 million in equity, equity-related or debt securities.  The private placement is to be effected in reliance upon the exemption from the registration requirements set forth in Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D promulgated thereunder and such securities may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.  The terms of the securities have not been determined as of the date of this Report.

The Company has agreed to pay to the investment bank upon closing cash compensation in the amount of 8% of the aggregate gross proceeds of the securities sold in the private placement and issue warrants equal to 15% of the shares of common stock sold or issued in the offering or upon conversion of any convertible securities issued in the offering.  The terms of the warrants issuable to the investment bank shall be identical to the warrants issued in the private placement.  If no warrants are issued in the offering, the placement agent’s warrants will be exercisable at a price of 130% of the price of any stock sold in the offering to investors or the conversion price of any convertible securities sold in the offering, shall have a cashless exercise provision commencing one year after issuance, a five year term, a piggyback registration right, and other customary provisions.

The agency agreement is for a term of forty-five days but will terminate automatically upon completion of the offering.  The Company may terminate the agency agreement at any time.  The Agreement contains certain confidentiality and indemnification provisions, and provides for arbitration in the event of certain disputes between the parties.

Item 8.01.

Other Events

On January 20, 2005, the Company entered into an agency agreement with an investment bank. The Company incorporates by reference herein the information set forth in Item 1.01 above.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GUARDIAN TECHNOLOGIES INTERNATIONAL, INC.
Date: January 25, 2005	By: /s/ Michael W. Trudnak Chief Executive Officer

28309015.133

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